EXHIBIT 99

BELMOND APPOINTS LORD LIVINGSTON TO ITS BOARD OF DIRECTORS

HAMILTON, Bermuda, October 26, 2015 - Belmond Ltd. (NYSE: BEL) (the “Company”) today announced the appointment of Ian Livingston (Lord Livingston of Parkhead) to the Company’s board of directors, effective November 9, 2015.

Ian Livingston is a member of the U.K. House of Lords after being made a life peer in 2013 and serving in the U.K. Government as Minister of State for Trade and Investment from December 2013 to May 2015. Prior to this appointment, Ian was the Group Chief Executive Officer from 2008 to 2013 at BT Group plc, one of the world’s leading communications companies and a member of the FTSE 100. Under his leadership, BT was one of the best-performing telecommunications companies in Europe. Prior to serving as Group Chief Executive Officer, he performed a number of other executive roles during his eleven years at BT, including serving on the BT board as an executive director throughout his tenure, and leading BT Retail, its consumer and business division, as its Chief Executive Officer from 2005 to 2008, after having commenced his BT career in 2002 as Group Chief Financial Officer.

“We could not be more delighted to welcome Ian Livingston to Belmond’s board of directors,” said Roland Hernandez, chairman of the board. “Ian is one of the leading lights of U.K. business, with a sophisticated understanding of global markets and a track record as an innovative leader, who will bring to the board a wealth of commercial, technological, regulatory and policy experience. We are honored to have Ian join the board, and we will benefit from his singular achievements and insights as we move forward during this important period for Belmond.”

Lord Livingston said: “It is a pleasure to accept this opportunity to serve on the board of one of the world’s leading luxury travel companies. I look forward to working with my fellow directors, including Roeland Vos, Belmond’s newly appointed President and Chief Executive Officer, and the rest of the Company’s executive team. With its superb collection of assets, Belmond represents the type of well-positioned business that I have always found to be attractive when competing in an industry as dynamic as the global lodging sector. I look forward to my role on the board in guiding Belmond to deliver on the strategic opportunities.”

In addition to Lord Livingston’s tenure at BT, he held various leadership positions from 1991 to 2002, including Chief Financial Officer and Executive Director, with Dixons Group Plc (now Dixons Carphone), one of the largest consumer electronics retailers in Europe. He was also a non-executive director of Hilton Group plc (now Ladbrokes Plc), which operated the non-U.S. Hilton hotels, from 2003 to 2006. Lord Livingston is currently a non-executive director and chairman of the audit committee of Celtic Plc, a London Stock Exchange-listed professional football club based in Glasgow, Scotland. Lord Livingston is a member of the Institute of Chartered Accountants of England and Wales.

Forward-Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results, performance and achievements to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those in the forward-looking statements include, but are not limited to, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.
Ends/…

About Belmond
Belmond is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, the Company owns and/or operates 46 unique and distinctive hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, three river cruises and ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com and belmond.com.

Contacts

Investors:
Amy Brandt
Vice President, Investor Relations
amy.brandt@belmond.com
+1 212 764 8210

Media:
Maria Kuhn
Corporate Director of Communications
maria.kuhn@belmond.com
+44 (0) 20 3117 1375